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                                              FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-121263

               PRICING SUPPLEMENT NO. 1557 DATED 16 DECEMBER 2005

                         QUEENSLAND TREASURY CORPORATION

                       ISSUE OF $5,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
    CURRENTLY TOTALING A$1,450,653,000 (A$1,433,153,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

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1.(i)   Issuer:                            Queensland Treasury Corporation

  (ii)  Guarantor:                         The Treasurer on behalf of the Government of Queensland

2.      Benchmark line:                    2015
                                           (to be consolidated and form a single series with QTC 6%
                                           Global A$ Bonds due 14 October, 2015, ISIN US748305BE82)

3.      Specific Currency or               AUD ("A$")
        Currencies:

4.(i)   Issue price:                       105.002%

  (ii)  Dealers' fees and commissions      No fee or commission is payable in respect of the issue of
        paid by Issuer:                    the bond(s) described in this Pricing Supplement. Instead,
                                           QTC pays fees and commissions in accordance with the
                                           procedure described in the QTC Offshore and Onshore Fixed
                                           Interest Distribution Group Operational Guidelines.
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5.      Specified Denominations:                         A$1,000

6. (i)  Issue Date:                                      19 December 2005

   (ii) Record Date (date on and                         7 April/7 October
        from which security is
        Ex-interest):

   (iii)Interest Payment Dates:                          14 April/14 October

7.      Maturity Date:                                   14 October 2015

8.      Interest Basis:                                  6 per cent Fixed Rate

9.      Redemption/Payment Basis:                        Redemption at par

10.     Change of Interest Basis                         Not Applicable
        or Redemption/Payment Basis:

11.(i)  Status of the Bonds:                             Senior and rank pari passu with other senior, unsecured
                                                         debt obligations of QTC

   (ii) Status of the Guarantee:                         Senior and ranks pari passu with all its other unsecured
                                                         obligations

12.     Method of distribution:                          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.     Fixed Rate Note
        Provisions Applicable

   (i)  Rate(s) of Interest:                             6 percent per annum payable semi-annually in arrears

   (ii) Interest Payment Date(s):                        14 April and 14 October in each year up to and including
                                                         the Maturity Date

   (iii) Fixed Coupon Amount(s):                         A$30 per A$1,000 in nominal amount

   (iv) Determination Date(s):                           Not Applicable

   (v)  Other terms relating to the                      None
        method of calculating interest for
        Fixed Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION
14.     Final Redemption Amount:                         A$1,000 per bond of A$1,000 Specified Denomination

15.     Early Redemption Amount(s) payable on            Not Applicable
        redemption for taxation reasons or
        on event of defaul tand/or the method
        of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.     Form of Bonds:                                   Permanent Global Note not exchangeable for Definitive
                                                         Bonds


17.     Additional Financial Centre(s) or                Not Applicable
        other special provisions relating to
        Payment Dates:

18.     Talons for future Coupons or  Receipts           No
        to be attached to Definitive  Bonds
        (and dates on which such Talons
        mature):

19.     Other terms or special conditions:               Not Applicable

                                  DISTRIBUTION

20.(i)  If syndicated, names and  addresses              Not Applicable
        of Managers and underwriting
        commitments:

   (ii) Date of Dealer Agreement:                        16 December 2005

   (iii)Stabilizing Manager(s) (if any):                 Not Applicable


21.     If non-syndicated, name and                      Commonwealth Bank of Australia
        address of relevant Dealer:


22.     Whether TEFRA D or TEFRA C rules                  TEFRA Not Applicable
        applicable or  TEFRA rules not
        applicable:
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23.     Additional selling restrictions:                  Not Applicable

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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
   _____________________________
          Duly authorized

                           PART B - OTHER INFORMATION

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1.      LISTING
   (i)  Listing:                                         Bourse de Luxembourg.


   (ii) Admission to trading:                            Application has been made for the bonds to be admitted
                                                         to trading on the regulated market of the Bourse de
                                                         Luxembourg with effect from 19 December 2005.

2.      RATINGS
        Ratings:                                         The bonds to be issued have been rated:

                                                         S&P:     AAA
                                                         Moody's: Aaa

                                                         An obligation rated 'AAA' by S&P has the highest credit
                                                         rating assigned by Standard & Poor's. The obligor's
                                                         capacity to meet its financial commitment on the
                                                         obligation is extremely strong.

                                                         Obligations rated Aaa by Moody's are judged to be of
                                                         the highest quality with minimal credit risk.

                                                         A credit rating is not a recommendation to buy, sell
                                                         or hold securities and may be revised or withdrawn by
                                                         the rating agency at any time. Each rating should be
                                                         evaluated independently of any other rating.
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3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS
        AND TOTAL EXPENSES

(i)     Reasons for the Offer:                           See "Use of Proceeds" section in the prospectus
                                                         supplement.

(ii)    Estimated net proceeds:                          Not Applicable.

(iii)   Estimated total expenses:                        Not Applicable.

5.      YIELD
        Indication of yield:                             5.48%

                                                         Calculated as 7 basis points less than the yield
                                                         on the equivalent A$ Domestic Bond issued by the
                                                         Issuer under its Domestic A$ Bond Facility on the
                                                         Trade Date.

                                                         The yield is calculated on the Trade Date on the basis
                                                         of the Issue Price. It is not an indication of future
                                                         yield.

6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                                       US748305BE82

(ii)    Common Code:                                     017598066

(iii)   CUSIP Code:                                      748305BE8

(iv)    Any clearing system(s) other than                Not Applicable
Depositary Trust Company, Euroclear Bank S.A./N.V. and
Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)     Delivery:                                        Delivery free of payment

(vi)    Names and addresses of additional Paying         Not Applicable
Agent(s) (if any):
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